Exhibit 10.30

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is made and entered into this      day of             , 2010, by and between Richard Baier (“Rick Baier”), Cathleen M. Baier (“Cathy Baier”), Daniel K. Carr (“Dan Carr”), each an individual (Rick Baier, Cathy Baier and Dan Carr hereinafter collectively referred to as the “Contributors”), Daniel K. Carr Revocable Trust under Trust Agreement dated June 1, 2006 (the “Carr Trust”), RDB, LLC, a Missouri limited liability company (“RDB”), CMB Development, LLC, a Missouri limited liability company (“CMB”), Jacksonville VA, LLC, a Missouri limited liability company (“Jacksonville VA”; together with Carr Trust, RDB and CMB, collectively, “Seller”) and U.S. Federal Properties Partnership, LP, a Delaware limited partnership, whose principal address is 4705 Central Street, Kansas City, Missouri 64112, and its successors and assigns (“Purchaser”):

W I T N E S S E T H:

WHEREAS, the Carr Trust, RDB and CMB collectively own one hundred percent (100%) of the membership interests in Jacksonville VA (the “Interests”);

WHEREAS, Jacksonville VA is currently under contract to acquire fee simple title to certain real property in Jacksonville, Florida, such real property having the street address of 1640 Jefferson Street, Jacksonville, Florida 32209 and such property being more particularly described on Exhibit A hereto (the “Real Property”);

WHEREAS, Jacksonville VA has been awarded a bid for the development of a Department of Veterans Affairs (the “VA”) facility and has entered into a long term lease with the VA (the “VA Lease”) for the Real Property and the improvements to be developed thereupon (collectively, the “Premises”);

WHEREAS, Purchaser is a Delaware limited partnership in the business of acquiring, developing, financing, owning and managing properties leased primarily to agencies and departments of the United States of America, including but not limited to the VA;

WHEREAS, Seller desires to grant to Purchaser and Purchaser desires to procure from Seller (a) certain options to purchase (i) the Interests or (ii) the Premises (collectively, the “Purchase Options”), which Purchase Options are exercisable by Purchaser, in Purchaser’s sole and absolute discretion, upon the terms and provisions set forth herein and (b) a certain Right of First Offer, more particularly described in Section 3 hereof, with respect to (i) the Interests or (ii) the Premises, upon the terms and provisions set forth herein;

WHEREAS, each Contributor is a member of the senior management of Purchaser and the Contributors, collectively, indirectly control Jacksonville VA and the development of the Premises;

WHEREAS, Seller desires to grant Purchaser the Options and the Right of First Offer in consideration of Purchaser’s willingness to permit the Contributors to devote a portion of their time, from and after the closing of the initial public offering (the “IPO”) of Purchaser’s parent company through the completion of the VA facility (the “Cooperation Period”), to the development of the Premises for Seller; and

WHEREAS, as additional consideration for Purchaser’s willingness to permit the Contributors to devote a portion of their time to the development of the Premises for Seller during the Cooperation Period, Seller hereby agrees to reimburse Purchaser for the cost associated with the amount of time spent by the Contributors in connection with the development of the Premises on Seller’s behalf as more particularly described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, and for the mutual covenants contained herein, Seller and Purchaser hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(a) “Commencement Date” shall mean the date first written above;

(b) “Closing Date” shall mean the date selected by Purchaser whereupon title to the Interest or the Premises, as applicable, will be transferred from Seller to Purchaser and whereupon Purchaser shall pay Seller the Purchase Price. In no event shall the Closing Date be more than fifteen (15) days beyond the Due Diligence Period (as set forth in Section 9 hereof) without the written consent of Seller.

(c) “Due Diligence Period” shall have the meaning set forth in Section 9 of this Agreement;

(c) “GAAP” shall mean generally accepted accounting principals in effect from time to time as established by the Financial Accounting Standards Board.

(d) “Option Term” shall mean that period of time commencing on receipt of a certificate of occupancy for the VA facility constructed upon the Premises and ending upon the earlier of (i) a sale of the Premises to a third party, and (ii) the sale of the Interests to a third party pursuant to the terms of this Agreement;

(e) “Option Exercise Date” shall mean that date, within the Option Term, upon which the Purchaser shall send its written notice to Seller exercising one of the Purchase Options pursuant to this Agreement;

(f) “Purchase Price” shall have the meaning set forth in Section 2(A) of this Agreement;

(g) “Purchase Options” shall have the meaning set forth in the recitals to this Agreement;

(i) “Right of First Offer” or “ROFO” shall have the meaning set forth in Section 3 of this Agreement;

(k) “USFPT” shall mean US Federal Properties Trust, Inc., a Maryland corporation, and its successors and assigns. USFPT is the parent corporation and general partner of Purchaser.

2. The Purchase Options. Purchaser shall have the right, in Purchaser’s sole and absolute discretion, at any time during the Option Term, to exercise either of the Purchase Options by giving written notice to Seller (as hereinafter described in Section 23), and provided Purchaser shall purchase the Interests or the Premises, as applicable, in accordance with the following terms and conditions:

A. Purchase Price.

(a) On or before the Closing Date, Purchaser shall pay the following purchase price to Seller with respect to the purchase by Purchaser of the Interests or the Premises, as applicable (the “Purchase Price”): An amount, determined as of the Option Exercise Date, equal to (i) the quotient obtained by dividing (a) the projected annual net operating income from the facility for the twelve (12) month period following the Option Exercise Date by (b) a capitalization rate of eight percent (8.0%); increased on a dollar-for-dollar basis by (ii) the positive net working capital of Jacksonville VA as determined by GAAP on the Option Exercise Date (or decreased on a dollar-for-dollar basis by the negative net working capital of Jacksonville VA as determined by GAAP on the Option Exercise Date); less (iii) any indebtedness (exclusive of the debt associated with any federal new market tax credits that may be issued in connection with the development of the Premises and further excluding any interest bearing liabilities included in the calculation of net working capital in Section 2(A)(ii) above) encumbering the Premises or the Interests, as applicable, when acquired, including long-term debt obligations and funded debt.

(b) Purchaser shall pay the Purchase Price to Seller in the form of operating partnership units (“OP Units”) of Purchaser; provided, however, that Seller may require that up to twenty-five percent (25%) of the Purchase Price be paid to Seller by wire transfer of immediately available federal funds. The value of the OP Units will be determined based upon the volume weighted average price of USFPT’s common stock on the New York Stock Exchange, or such other exchange upon which USFPT’s common stock may be traded at the time, for the twenty (20) trading days immediately preceding (but excluding) the Option Exercise Date, which shall be multiplied by the then effective conversion ratio for converting OP Units into common shares of USFPT to determine the number of OP Units to be paid to Seller hereunder.

B. Reimbursement by Seller of the Contributor Reimbursement Amount. It is anticipated that, during the Cooperation Period, the Contributors will be devoting a percentage of their working time, that would otherwise be spent on the management of Purchaser, to the development of the Premises. Because the time devoted by the Contributors to development of the Premises on behalf of the Seller does not directly benefit the Purchaser, the Seller shall reimburse Purchaser for Seller’s use of the Contributors’ expended time on Seller’s behalf in an amount determined by Purchaser, in its reasonable, good faith business judgment, taking into account the percentage of time devoted by the Contributors to the development of the Premises during the Cooperation Period (the “Contributor Reimbursement Amount”). If Purchaser exercises its Purchase Option upon completion of the Premises, Purchaser shall receive a credit against the Purchase Price in the amount of the Contributor Reimbursement Amount. If Purchaser does not exercise its Purchase Option upon completion of the Premises, Seller shall pay the Contributor Reimbursement Amount to Purchaser in immediately available federal funds upon the completion of the Premises.

C. Assumption of Indebtedness. On or before the Closing Date, Purchaser shall assume or provide for the payment of any and all indebtedness encumbering the Premises at the time the Premises are acquired by Purchaser, any debt associated with federal new market tax credits that may be issued in connection with the development of the VA facility and any long-term debt obligations and funded debt used in acquisition of the Real Property or development of the VA facility, in each case to the extent Purchaser has received notice of such indebtedness prior to the Closing Date. Purchaser’s obligations under this Section 2(C) shall be subject to Seller’s delivery to Purchaser, during the Due Diligence Period, of true, correct and complete copies of all documents relating to any indebtedness encumbering the Premises.

3. The Right of First Offer. If at any time Seller desires or intends to market the Interests or the Premises for sale to third parties, Seller shall first make a written offer the Interests or the Premises, as applicable, to Purchaser for sale at the price Seller intends to offer such Interests or Premises to third parties (an “Offer”). Upon receipt of an Offer from Seller, Purchaser shall have thirty (30) days to exercise the right to purchase the Interests or the Premises, as applicable, (the “Right of First Offer” or “ROFO”) upon the terms set forth in such Offer by providing written notice of the acceptance of such Offer to Seller. If Purchaser does not exercise the Right of First Offer with respect to the Interests or the Premises, as applicable, within such thirty (30) day period, Seller shall be entitled to market the Interests or Premises, as applicable, to any unaffiliated third party for a period of up to ninety (90) days (the “Marketing and Contract Procurement Period”) at the price offered to Purchaser in the Offer, and Seller shall be entitled to enter into an agreement with an unaffiliated third party to sell the Interests or Premises, as applicable, for a price equal to not less than ninety-seven percent (97%) of the price offered to Purchaser. If Seller does not enter into an agreement with an unaffiliated third party purchaser within the Marketing and Contract Procurement Period, Seller shall once again be obligated to first offer the Interests or the Premises, as applicable, to Purchaser pursuant to the terms of this Section 3. The Right of First Offer granted to Purchaser pursuant to this Section 3 shall continue upon the same terms until the termination of this Agreement, notwithstanding the number of times Seller shall offer the Interests or the Premises, as applicable, to Purchaser or any unaffiliated third parties.

4. Rights to Inspect the Premises. Seller shall grant Purchaser reasonable access to the Premises for purposes of inspection during the construction phases and upon and after completion of the Premises and at all times during the Due Diligence Period. Reasonable access means that Purchaser, personally or through its authorized agents or representatives, shall be entitled, upon reasonable advance notice to Seller (and at all times strictly in accordance with the terms of the VA Lease) to enter upon the Premises during normal business hours and shall have the right to make such investigations, including tenant interviews, appraisals, engineering studies, soil tests, environmental studies (including, but not limited to sampling) and underwriting analyses, as Purchaser deems reasonably necessary or advisable. Seller shall also permit Purchaser with reasonable access to all documentation pertaining to the Real Property, any third party reports procured or commissioned by Seller with respect to the Real Property, the books, records, contracts and organizational materials of Jacksonville VA and any reasonably necessary construction documentation or other documentation which would enable Purchaser to make a commercially informed decision regarding whether or not to exercise the Purchase Options or Right of First Offer granted under this Agreement. All costs associated with Purchaser’s inspection and investigation of the Premises shall be borne by Purchaser and Purchaser hereby agrees to indemnify Seller for any damage caused to the Premises as a result of any physical inspections.

5. Representations and Warranties. The Seller and Purchaser make the following representations and warranties to each other, each effective as of the date of this Agreement and the Closing Date.

(A) The Seller, and each of them, represent and warrant to Purchaser as follows.

(i) The Seller, and each of them, is duly formed and validly existing under the laws of its state of formation. Jacksonville VA is duly qualified to conduct business in the State of Florida. The Seller, and each of them, has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller, and each of them, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under the organizational documents of Seller, or any of them, or under any indenture, agreement or instrument to which Seller, or any of them, is a party, including without limitation the VA Lease. This Agreement is a legal, valid and binding obligation of Seller, and each of them, enforceable against Seller, and each of them, in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

(ii) The following entities hold the Interests in the following percentages: 3.0% by CMB; 48.5% by RDB; and 48.5% by the Carr Trust. The Interests constitute all of the limited liability company interests in Jacksonville VA. Except as has been disclosed by Seller to Purchaser and for which Purchaser has given its prior written consent, which consent shall be in the sole and absolute discretion of Purchaser: (i) there are no contracts or agreements relating to the issuance, sale, exercise, conversion or transfer of any equity or other securities of Jacksonville VA; (ii) there is no lien pledge, or other encumbrance on any of the Interests; and (iii) there are no voting trusts or agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or other similar rights or proxies relating to any of Jacksonville VA’s securities, including without limitation the Interests. Notwithstanding the foregoing discretion of Purchaser, in the event Seller seeks to use the equity or securities of Jacksonville VA, including without limitation the Interests, as collateral for construction financing associated with the Premises, Purchaser’s consent shall not be unreasonably withheld; provided, however, that the terms and provisions of any documentation relating to such construction or other financing at the Premises shall be subject to Purchaser’s reasonable approval.

(B) Intentionally Omitted.

(C) The Purchaser represents and warrants to the Seller that: it is duly formed and validly existing under the laws of its state of formation; it has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby; the execution, delivery and performance of this Agreement and all documents contemplated hereby by Purchaser have been duly and validly authorized by all necessary action on the part of Purchaser, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under the organizational documents of Purchaser, or under any indenture, agreement or instrument to which Purchaser, is a party; this Agreement is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

6. Representations and Warranties regarding acquisition of Interests or Premises. In addition to the representations and warranties made in Section 5 above, Seller and Purchaser shall give each other customary and commercially reasonable representations and warranties as of the Closing Date with respect to any acquisition of the Interests or the Premises. Specifically, Seller, and each of them, shall make representations and warranties to Purchaser which at a minimum contain the following:

(A) Jacksonville VA has good and marketable title to the Premises. Other than that certain right of first refusal more specifically described in that Declaration of Covenants and Restrictions included as an exhibit to that certain Agreement Regarding Assignable Option to Purchase between the United States of America on behalf of the VA and Shands Jacksonville Foundation, Inc. (“Shands”) dated on or about December 9, 2009, a true, correct and complete copy of which has been delivered by Seller to Purchaser, there exist no outstanding rights of first refusal, rights of reverter, or options to purchase relating to the Premises or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the property. Subject to the lease(s) in place at the Premises, true and correct copies of which have been delivered to Purchaser, Jacksonville VA has enjoyed the continuous and uninterrupted quiet possession, use and operation of the property, without material complaint or objection by any person.

(B) Neither Seller, nor any of them, is a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

(C) Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(E) No authorization, consent, or approval of a governmental authority is required for the closing of title to the Interests or the Premises, as applicable, as herein described, to occur except for the consent of the VA pursuant to the VA Lease and any other government tenant pursuant to any lease for space in the Premises. Other than the previously described consent of the VA or any other federal government tenant who may be occupying the Premises, no authorization, consent, or approval is required from a third party in respect of the closing of title to the Interests or the Premises, as applicable, herein described.

(F) There are no actions, suits or proceedings pending, or, to the best of Seller’s knowledge, threatened (a) affecting Seller, which if determined adversely, would affect its ability to perform its obligations hereunder; or (b) against any portion of the Interests or the Premises.

(G) Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

(H) To Seller’s, and each of their knowledge, each has filed all tax returns that were required to be filed up to and including the date hereof. All such tax returns were correct and complete in all material respects, and all taxes owed by the Seller, and each of them (whether or not shown on any tax return), have been paid except for taxes that are not yet due and payable. To the best of Seller’s, and each of their knowledge, no claim has ever been made by a governmental body in a jurisdiction where the Seller, or any of them, does not file tax returns that such Seller, or any of them, is or may be subject to taxation by that governmental body in such jurisdiction. There are no liens or encumbrances on either the Premises or the Interests that have arisen in connection with any failure (or alleged failure) to pay any tax.

(I) The books of account, minute books, equity record books, organizational documents and other records of Jacksonville VA have been provided to Purchaser and are complete and correct and have been maintained in all material respects in accordance with sound business practices. The minute books of Jacksonville VA contain accurate and complete records of all meetings held of, and actions taken by, the members and/or managers of Jacksonville VA.

(J) Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation, by-laws, trust agreement, partnership agreement, operating agreement, or other organizational document of Seller, or any of them or (ii) any law or any order, writ, injunction or decree of any court or governmental authority, or (b) results in the creation or imposition of any lien, charge or encumbrance upon either the Interests or the Premises pursuant to any such agreement or instrument.

(K) Neither Seller, nor any of them, has entered into any material commitments or agreements with any governmental authorities or agencies affecting the Premises or the Interests except as provided in the due diligence materials.

(L) To the best of Seller’s, and each of their knowledge, there is no pending, threatened or contemplated action, suit, arbitration, claim, or proceeding (including without limitation a condemnation proceeding) relating to Jacksonville VA, the Interests or the Premises, and Seller has received no written notice from any person, entity, governmental body, agency or official to the effect that any such action, suit, arbitration, claim or proceeding is contemplated.

(M) Seller has delivered or made available to Purchaser a true, correct and complete copy of the lease(s) and other occupancy agreements affecting the Premises. The lease(s) is in full force and effect. Jacksonville VA is “landlord” or “lessor” under the lease(s) and is entitled to assign to Purchaser, if required, without tenant’s consent (subject to Section 6(E)), the lease(s) on the Closing Date. The lease(s) does not require the consent of the tenant with respect to the assignment of Interests to the Purchaser. If necessary, Seller, and each of them, will use their best efforts to cause the VA or such other federal government tenant leasing the Premises to enter into a novation agreement in favor of Purchaser with respect to the lease(s) at the Premises. Neither Seller, nor any of them, nor the tenant is in default under the lease(s) and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default of either Seller or the tenant under the lease(s). The tenant is not asserting any claim of offset or other defense in respect of its or Seller’s obligations under the lease(s), and there are no unresolved disputes relating to the calculation of additional rent under the lease(s). There are no pending or incomplete tenant improvements and unpaid tenant improvement costs and leasing commissions with respect to the lease(s) and no pecuniary obligation to tenant and brokers has vested or accrued and is owed by Seller, except that shall be fully completed and paid in full prior to closing.

(N) A transfer of the Interests from Seller to Purchaser does not implicate the right of first refusal contained in that Declaration of Covenants and Restrictions included as an exhibit to that certain Agreement Regarding Assignable Option to Purchase between the United States of America on behalf of the VA and Shands Jacksonville Foundation, Inc. dated on or about December 9, 2009.

(O) Intentionally Omitted.

(P) Seller has provided Purchaser with financial statements, including, but not limited to, statements of revenue and expenses, balance sheets and statements of cash flow, of Jacksonville VA and of the Premises (the “Financial Statements”), for the fiscal year ended         , and for the              months ended              (the “Most Recent Financial Statements”). The Financial Statements are true, correct and complete in all material respects. The Financial Statements have been prepared on a              basis and present fairly, in all material respects, the information contained therein for the periods indicated therein. All expenses associated with Premises operations have been recorded in Jacksonville VA’s general ledger. Since the date of the Most Recent Financial Statements, there has not been any material change in business, financial condition, operations, results of operations, or future prospects of any of the preceding with respect to Jacksonville VA, the Interests, or the Premises.

(Q) Seller agrees to make such further and other reasonable representations and warranties regarding the financial statements of the Premises and Jacksonville VA, including, but not limited to representations and warranties related to statements of revenue and expenses, as may be reasonably required of Seller by Purchaser’s auditor. Seller further agrees to reasonably cooperate with Purchaser’s auditor in connection with delivery of any audit opinions or comfort letters relating to audited financial statements prepared by Purchaser’s auditor and consents to the dissemination of any such audited financial statements, opinions or letters as may be required by Purchaser or its auditor for any purpose, including but not limited to their inclusion in any registration statements, prospectuses, or similar documents in connection with syndications, private placements or public offerings of securities or interest by Purchaser, or any of Purchaser’s affiliates or assigns and any reporting requirements for the same under applicable federal and state laws. All costs and expenses associated with any reports, opinions or letters required by this section shall be borne by Purchaser.

(R) Seller has delivered or made available to Purchaser true and complete copies of all contracts to which Seller is a party and relating to Jacksonville VA, the Premises or the Interests, and, to the best of Seller’s knowledge, all other contracts, agreements, documents, reports, materials and information that are in Seller’s possession or control with respect to the ownership, use and/or operation of Jacksonville VA, the Interests or the Premises. Seller has not received any written notice of any default under any contract or other agreement related to the Interests, the Premises or Jacksonville VA that has not been cured or waived. Any agreements for services connected with the Premises and Jacksonville VA, including but not limited to any management agreement with Lane4 Management, Inc. and any unaffiliated third party onsite construction manager, are in place from “month-to-month,” or are terminable by the Closing Date.

(S) Seller, or any of them, has not received any written notice from, and is otherwise aware of no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Premises, or any part thereof, by reason of a violation of any restrictions or covenants recorded against the Premises.

(T) To the best of Seller’s, and each of their, knowledge, except as disclosed in the due diligence materials, there are no material defects in the structural elements of the improvements and all improvements (including, without limitation, machinery, equipment, electrical, plumbing, heating and air conditioning systems and equipment) located on the Premises are in good mechanical working order, condition and repair, and are structurally safe and sound and have no material defect (reasonable wear and tear excepted), and, there is no material leak or material defect in any roof located upon the Premises.

(U) Neither Seller, nor any of them, has received any written notice from, and is otherwise aware of any grounds for, any governmental body, agency or official requiring the correction of any condition with respect to the Premises, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including those respecting the Americans With Disabilities Act), which has not been cured or waived.

(V) To Seller’s, or any of their, knowledge, the Premises is properly zoned for its current use. To Seller’s knowledge, there is no pending or threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Premises and there is no plan, study or effort by any governmental authority or agency or any private party or entity that in any way affects or would affect the authorization of the current use and operation of the Premises.

(W) Seller, or any of them, has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit issued in connection with the Premises.

(X) Seller, or any of them, has received no notice that the Premises or any portion thereof contains any form of toxic mold.

(Y) To Seller’s, and each of their knowledge, there are no claims pending or unpaid bills which would result in the creation of any lien on the Premises for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. To the best of Seller’s, and each of their knowledge, there are no delinquent bills or claims in connection with any repair of the Premises or other work or material purchased in connection with the Premises which will not be paid by or at the closing.

(Z) No treatment has been undertaken by Seller, or any of them, with respect to termite or similar infestation, fungi, or dry rot on the Premises other than normal periodic service, and to the best of Seller’s, or any of their, knowledge, there is no damage to any portion of the Premises from termite or similar infestation, fungi or dry rot.

(AA) The Premises is currently insured with commercially reasonably coverage. Seller has received no notices or requests from any insurance company issuing any policy of insurance covering the Premises requesting the performance of any work with respect to the Premises or the improvements located thereon which has not been fully complied with.

(AB) There are no specific items of personal property located on the Premises that would not otherwise be considered “fixtures”.

(AC) With respect to any loan obligations secured by the Premises, all loan documents related to such obligations have been provided to the Purchaser as part of the due diligence material and have not been modified except as disclosed. To Seller’s, and each of their knowledge, there has been no default by any party to such loan documents and there exists no condition or circumstance or written notice of any condition or circumstance which, with the passage of time, would constitute a default by any party under such loan documents.

(AD) To Seller’s knowledge, except as disclosed by the Phase I and Phase II Environmental Site Assessments of the Real Property conducted for the VA by TTL Associates, Inc. on or about October and December of 2009 (copies of which have been previously provided to Purchaser), as may be supplemented from time to time, and which supplements shall be forthwith provided by Seller to Purchaser, there are no Hazardous Materials stored on, incorporated into, located on, present in or used on the Premises in violation of, or requiring Remediation under, any laws, ordinances, statutes, codes, rules or regulations (collectively, “Legal Requirements”) as of the date of this Agreement or, upon the Closing Date hereunder. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil). For purposes of this Agreement, the term “Remediation” shall mean actions taken in response to the presence of Hazardous Materials, including but not limited to investigation, cleanup, removal, treatment or monitoring.

7. Covenants of Seller. Seller hereby covenants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

(A) Seller will retain an unaffiliated third-party onsite construction manager at all times during the construction of the Premises;

(B) Other than the debt encumbering the Premises to which Purchaser has received notice, Seller will not sell, assign, mortgage pledge or otherwise grant an interest in any of Jacksonville VA, the Premises or the Interests prior to the expiration of the Option Term without the prior written consent of Purchaser, which such consent shall be in the sole and absolute discretion of the Purchaser. Notwithstanding the foregoing discretion of Purchaser, in the event Seller seeks to use the equity or securities of Jacksonville VA, including without limitation the Interests, as collateral for construction financing associated with the Premises, Purchaser’s consent shall not be unreasonably withheld; provided, however, that the terms and provisions of any documentation relating to such construction or other financing at the Premises shall be subject to Purchaser’s reasonable approval.

(C) Seller shall provide Purchaser with such other information with respect to Jacksonville VA, the Premises or the Interests as Purchaser shall reasonably request in connection with Purchaser’s due diligence or the exercise of Purchaser’s rights pursuant to this Agreement.

(D) From and after the date hereof through the expiration of the Option Term, Seller shall not enter into any amendment or modification of the VA Lease or any other lease at the Premises without first obtaining the prior written consent of Purchaser to such amendment or modification.

(E) Upon the Option Exercise Date or the date the Purchaser exercises its Right of First Offer, Seller shall use all commercially reasonable best efforts to (i) in the case of a sale of the Premises, obtain from the VA, the U.S. General Services Administration, or such other responsible federal agency, a novation of Seller’s lease and supplemental lease agreement recognizing the Purchaser as the successor landlord under the VA Lease; or (ii) in the case of a sale of the Interests, provide to the VA, the U.S. General Services Administration, or such other responsible federal agency, a notice of the transfer of the Interests to the Purchaser as successor owner of such Interests.

8. Conditions Precedent. The obligations of the Purchaser to close any transactions subject to this Agreement are expressly subject to (i) all representations and warranties of the Seller being true and correct as of the Closing Date as if such representations and warranties were being made on such date, and (ii) compliance by Seller with all of the covenants set forth in Section 7 hereof from the date hereof through the Closing Date. In the event that any of said conditions are not fulfilled on or as of the Closing Date, and notwithstanding anything to the contrary in this Agreement, the Purchaser shall have the right to terminate this Agreement whereupon all parties shall be relieved of any further obligations hereunder.

9. Due Diligence Period. Purchaser shall have thirty (30) days from either the Option Exercise Date or Purchaser’s acceptance of an Offer, as applicable, to approve due diligence and proceed to the Closing Date.

10. Indemnity by Contributors. The Contributors, jointly and severally, agree to indemnify, defend and hold Purchaser and its officers, directors, partners, members, agents, employees, affiliates, attorneys, heirs, successors and assigns (collectively, “Purchaser’s Indemnified Parties”) harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Purchaser’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to the debt associated with any federal new market tax credit becoming due and payable for any reason, except that Contributors will not indemnify Purchaser’s Indemnified Parties for debt associated with any federal new market tax credit resulting from actions or inactions undertaken by the Purchaser’s Indemnified Parties, including but not limited to a sale of the Premises or the Interests by the Purchaser. The indemnities set forth in this section shall survive any acquisition closing on the Interests or the Premises.

11. Indemnity by Sellers. The Sellers, jointly and severally, agree to indemnify, defend and hold the Purchaser’s Indemnified Parties harmless from and against any and all liabilities, liens, claims, damages, costs, expenses, suits or judgments paid or incurred by any of Purchaser’s Indemnified Parties and all expenses related thereto, including, without limitation, court costs and reasonable attorneys’ fees arising out of or in any way connected or related to (i) any actions or inactions taken by any Seller which would cause the environmental representation and warranty contained in Section 6(AD) to be untrue; (ii) any violation of a previously existing right of first refusal as specified in the representation and warranty contained in Section 6(N); and (iii) arising from the presence of a Hazardous Substance prior to the Closing Date in violation of an applicable Legal Requirement or requiring Remediation under an applicable Legal Requirement . The indemnities set forth in this section shall survive the Closing Date.

12. Closing through Escrow. The closing of title to the Interests or the Premises, as applicable, shall occur through escrow opened with an escrow holder to be chosen by Purchaser and approved Seller, which approval shall not be unreasonably withheld, conditioned or delayed. The escrow holder shall be a national title company.

13. Conditions to Closing. In addition to any other conditions precedent as may be expressly set forth elsewhere in this Agreement, each of Purchaser’s and Seller’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 13 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only, by written notice of such waiver from the party entitled to enforce the condition to the party obligated to perform the condition.

(A) Closing Conditions Favoring Purchaser. Purchaser’s obligation to close under this Agreement shall be conditioned on the following:

(i) Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing Date.

(ii) On the Closing Date, all of the representations and warranties of Seller set forth herein shall be true, accurate and complete. Seller shall have complied with all of the covenants set forth in this Agreement through the Closing Date.

(iii) No later than three (3) business days prior to the Closing Date, Seller shall have obtained an estoppel certificate from the tenant under the lease(s) at the Premises in a form mutually agreed on by Purchaser and Seller, and subject to the terms of the VA Lease or any other federal government lease (“Threshold Estoppel”) dated no earlier than sixty (60) days prior to closing. The Threshold Estoppel shall be consistent with the lease(s) and shall not reveal any material, adverse matter or any claim of the same.

(iv) No later than three (3) business days prior to the Closing Date, Seller shall have obtained a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) from the tenant under the lease(s) at the Premises (if required by Purchaser and appropriate under the VA Lease) in a form provided by Purchaser’s lender, if any, and reasonably acceptable to the tenant.

(v) The tenant of the Premises will be in occupancy of the Premises, the lease(s) will be free from any default on the part of Seller, as landlord, or the tenant, as tenant thereunder, and the tenant shall be paying rent and be current in the payment of all rentals due under the lease(s).

(vi) There shall have been no material adverse change in the physical condition of the Premises from the end of the Due Diligence Period through the Closing Date, normal wear and tear excepted.

(vii) Seller shall have delivered an estoppel certificate from the party, if any, entitled to enforce any restrictive covenants encumbering the Premises, confirming that there are no unpaid assessments or defaults under such restrictive covenants.

(viii) Seller shall have timely provided executed closing documents, including all documents required to transfer title to the Interests or the Premises.

(ix) Seller shall perform any other customary and commercially reasonable conditions of a seller to effectuate closing upon the Interests or Premises made pursuant to the Purchase Options or Right of First Offer set forth herein.

(x) The City of Jacksonville, Florida (the “City”) shall have provided evidence satisfactory to Purchaser in its sole discretion that all work at or concerning the Premises, including, without limitation, any demolition or remediation work, to be performed by the City pursuant to that certain Demolition, Remediation and Drainage Agreement, dated as of December 9, 2009, by and between the City and Shands, shall have been completed prior to the Closing Date.

(B) Closing Conditions Favoring Seller.

(i) Purchaser shall timely deliver the Purchase Price into escrow no later than one (1) business day before the Closing Date.

(ii) Purchaser shall perform any other customary and commercially reasonable conditions of a Purchaser to effectuate closing upon the Interests or Premises made pursuant to the Purchase Options or Right of First Offer set forth herein.

14. Closing Costs and Prorations. In connection with the sale of the Interests or the Premises pursuant to the Purchase Options and Right of First Offer contained herein, the following costs and prorations shall be applicable:

(A) Closing Costs. Seller and Purchaser shall each pay their own legal fees related to the preparation of any acquisition documents and all documents required to settle the transactions contemplated hereby. Purchaser shall pay (i) all extended title insurance premiums, endorsements and title examination costs, (ii) all costs associated with its investigation of the Premises, including the cost of appraisals, architectural, engineering, credit and environmental reports, (iii) all escrow charges, (iv) all costs of obtaining an updated survey, (v) all transfer taxes, documentary stamp charges and recording fees, and (vi) standard title insurance premiums. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction where the Real Property is located.

(B) Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Purchaser as of 12:01 a.m. on the Closing Date (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Purchaser shall be deemed to hold title to the Premises, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the closing occurs.

(i) Current Rent. Tenant’s rent, including payments for taxes, utilities, maintenance, operating expenses, or insurance, or additional charges of any other nature, based on a rental statement prepared by Seller and approved by Purchaser.

(ii) Security Deposit, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of the unapplied tenant security deposit (if any), any accrued interest due the tenant thereon, unpaid rent concessions due under the lease(s), unpaid tenant improvement allowances owing under the lease(s) and the amount of any other credits due the tenant shall be credited to Purchaser based on a rental statement prepared by Seller and approved by Purchaser (which statement must be consistent with the lease(s), and the estoppel certificate).

(iii) Unpaid Rents. Seller shall be entitled to all unpaid rents for the period prior to closing and Purchaser shall be entitled to all unpaid rents from the date of closing and thereafter. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such unpaid rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) business days after receipt thereof. Seller expressly agrees that if Seller receives any unpaid rents after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the unpaid rents so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof. Without limiting the foregoing, Seller specifically agrees not to undertake any effort to collect unpaid rent or other sums (however denominated) owed to Seller from any person if such person or any affiliate of such person is in possession of any space in the Premises at the time of any such collection effort.

(iv) Property Contracts. Prepaid charges in connection with any property contracts that Purchaser elects to assume, or licenses or permits, shall be credited to Seller. Accrued charges in connection with such contracts, or licenses or permits, shall be credited to Purchaser.

(v) Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the closing.

(vi) Utilities. Except to the extent such items are the responsibility of the tenant, prepaid water, sewer, and other utility charges shall be credited to Seller, and accrued water, sewer, and other utility charges shall be credited to Purchaser.

(vii) Leasing Commissions. On or before the Closing Date, Seller shall pay in full all leasing commissions due to leasing or other agents for the current remaining term of the lease(s) (determined without regard to any unexercised termination or cancellation right).

(viii) Insurance Policies. Insurance premiums as to the policies, if any, that will continue after closing.

(ix) New Working Capital. As a result of the formula for determining Purchase Price set forth in Section 2(A) hereof, to the extent Purchaser acquires the Premises through either an exercise of its Purchase Options or through its Right of First Offer, Purchaser shall be entitled to any net working capital of Jacksonville VA as of the Option Exercise Date.

(x) Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

15. Seller’s Default. If Seller fails to perform any of its obligations or is otherwise in default hereunder, Purchaser shall have the right to exercise any or all of the following remedies: (i) waive such failure and proceed with closing, (ii) terminate this Agreement, or (iii) seek specific performance under this Agreement and any actual damages caused by Seller’s breach, including recovery of all expenses related thereto, including without limitation, court costs and reasonable attorney’s fees.

16. Purchaser’s Default. If the IPO being undertaken by Purchaser’s parent company fails to occur, Seller shall have the right to exercise any or all of the following remedies: (i) waive such failure and proceed with any closing contemplated by this Agreement; or (ii) terminate this Agreement. For the avoidance of doubt, a termination of this Agreement by Seller in accordance with this Section 16 terminates any obligations of the Contributors under Section 2(B) to reimburse Purchaser for the Contributor Reimbursement Amount.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits attached hereto are a part of this Agreement and are incorporated herein by reference.

18. Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

19. Assignment by Purchaser. Purchaser may assign this Agreement and Purchaser’s rights under it only to an entity in which Purchaser, or its affiliates, members or members’ principals, possess, directly or indirectly, the power to direct or cause the direction of its management and policies, whether through the ownership of voting securities or otherwise, and any other assignment is void. Specifically, Purchaser is permitted to assign this Agreement to any single purpose entity it owns or controls in accordance with this Section 19. Upon any assignment pursuant to this Section 19, the payment of Purchase Price through transfer of OP Units shall be applicable to the assignee as if the assignee were the original Purchaser under this Agreement. This Agreement binds, benefits, and may be enforced by the parties and their respective successors and permitted assigns.

20. Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

21. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to the principles of conflicts of law.

22. Counterparts. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement.

23. Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) United States Postal Service, certified mail, return receipt requested, (ii) any nationally known overnight delivery service for next day delivery, (iii) facsimile with written confirmation of receipt from sending facsimile machine, or (iv) delivered in person. All notices shall be deemed to have been given on the date when deposited with the United States Postal Service or with any other nationally known overnight delivery service, on the date when a facsimile is sent or on the date of personal delivery. All notices shall be addressed to the parties at the addresses below:

To Seller:	Jacksonville VA, LLC; and BC Development Co., LLC 4705 Central Street Kansas City, Missouri 64112 Attention: Daniel K. Carr Telephone: (816) Facsimile: Email:

And with a copy to:	Daniel T. Murphy, Esquire Polsinelli Shughart, PC 700 W. 47th Street, Suite 1000 Kansas City, MO 64112 Telephone: (816) 374-0550 Facsimile: (816) Email: DMurphy@polsinelli.com

To Purchaser:	US Federal Properties Partnership, LP 4705 Central Street Kansas City, Missouri 64112 Attention: Kevin T. Kelly Telephone: (816) 531-2082 Facsimile: Email:

And with a copy to:

Gregory Kaplan, PLC - Attorneys At Law

7 East Second Street (23224-4253)

Post Office Box 2470

Richmond, VA 23218-2470

Attention: Christopher J. Hoctor

Telephone: (804) 916-9035

Facsimile: (804) 916-9135

Email: choctor@gregkaplaw.com

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

24. Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

25. Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a business day, the time for performance shall be extended to the next business day.

26. Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

27. Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

28. Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation”.

29. Business Day. As used herein, the term “business day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of Delaware.

30. Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

31. Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

32. Incorporation of Recitals. The foregoing Recitals to this Agreement shall be hereby incorporated into this Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JACKSONVILLE VA, LLC, a
Missouri limited liability company

By:
Name:
Title:

RDB, LLC, a
Missouri limited liability company

By:
Name:
Title:

CMB Development, LLC, a
Missouri limited liability company

By:
Name:
Title:

Daniel K. Carr Revocable Trust, under
Trust Agreement dated June 1, 2006

By:
Name:
Title:

RICHARD BAIER, an individual

CATHLEEN M. BAIER, an individual

DANIEL K. CARR, an individual

[Signature page to Option Agreement]

US FEDERAL PROPERTIES PARTNERSHIP, LP, a
Delaware limited partnership

By:	US FEDERAL PROPERTIES TRUST, INC., a
Maryland corporation
Its:	General Partner

By:
Kevin T. Kelly
	Its:	President

Federal Tax I.D. for US Federal Properties Partnership, LP: 27-2950259

[Signature page to Option Agreement]